Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of Genta Incorporated and Subsidiaries:
We consent to incorporation by reference in the registration statements (No. 33-85887, 333-94181, 333-94185, 333-101022, 333-118987 and 333-128381) of Genta Incorporated and Subsidiaries on Form S-8 of our report dated February 12, 2009 with respect to the consolidated financial statements as of December 31, 2008 (which report expressed an unqualified opinion and included an explanatory paragraph relating to Genta Incorporated’s ability to continue as a going concern), which reports appear in the December 31, 2008 Annual Report on Form 10-K.
/s/ Amper, Politziner & Mattia, LLP
Edison, New Jersey
February 13, 2009